UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

January 30, 2004
Date of Report (Date of earliest event reported)

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	65-0903895
(State of other jurisdiction	(Commission File Number)	(IRS Employer
or incorporation)		Identification No.)

Suite 325-744 West Hastings Street, Vancouver, British Columbia, Canada V6C 1A5
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (604) 669-4561

_________________________________________________
(Former name or former address, if changed since last report)

ITEM 5.     OTHER EVENTS AND REQUIRED FD DISCLOSURE

On January 31, 2004, Net 1 UEPS Technologies, Inc. (“Net 1” or the “Company”) entered into a Common Stock Purchase Agreement with the Brait Consortium (“Brait”) under which Brait will acquire from Net 1 105,661,428 shares of common stock at a purchase price of $0.50 per share, or a total purchase price of $52.8 million. Of this amount, approximately $33.2 million will be used to acquire substantially all of the assets and assume all of the liabilities of Net 1 Applied Technology Holdings Limited (“Aplitec”), a public company incorporated in South Africa, through a newly incorporated South Africa company called “New Aplitec,” which will become a subsidiary of Net 1. In connection with these transactions, Net 1 will also acquire specified assets of Net 1 Holdings S.a.r.l., the majority shareholder (53.75%) of Net 1 that holds the U.S. patent for the Funds Transfer System, for which Net 1 currently holds a license. Net 1 will use approximately $33.2 million to provide cash payments to Aplitec’s current shareholders to complete the acquisition, and the remainder will be used by Net 1 to finance its operations and implement its follow-up business plan.

In order to complete the acquisition, Net 1 will be required to amend its Articles of Incorporation to (i) increase its authorized shares of common stock to 500,000,000 shares, (ii) increase its authorized preferred stock to 300,000,000 shares, and (iii) authorize the terms of a special convertible preferred stock. The acquisition of Aplitec will involve the issuance by Net 1 of 192,967,138 shares of special convertible preferred stock. After completion of the proposed transactions, Aplitec shareholders, the Brait Consortium and current Net 1 shareholders will own 58.14%, 31.83% and 4.78%, respectively, of Net 1.

Aplitec owns the FTS/UEPS patents and intellectual property rights only for South Africa and its surrounding territories, and has been exploiting this technology in countries outside its designated territories through a distribution agreement with Net 1. The proposed transactions will consolidate the FTS/UEPS intellectual property rights under a single structure, which will allow Aplitec to fully capitalize on Net 1’s global rights to the FTS/UEPS patents and Smart Card systems. As contemplated, the proposed transactions will provide Net 1 with a required capital injection, and will give Net 1 access to the business model, intellectual property rights and operations of Aplitec.

Dr. Serge Belamant, Net 1’s Chairman, also is managing director of Net 1 Holdings and chief executive officer of Aplitec. Dr. Belamant controls 53.75% of Net 1’s voting rights pursuant to certain contractual arrangements. Because of Dr. Belamant’s interests in the proposed transactions to be voted upon, the shares owned by Net 1 Holdings will be voted in proportion to the votes cast for and against by Net 1’s disinterested shareholders.

The closing of the Common Stock Purchase Agreement with the Brait Consortium will occur following completion of various conditions, which include the consummation of the Aplitec acquisition, the asset purchase agreement with Net 1 Holdings S.a.r.l., and approval by shareholders of the amendments to Net 1’s Articles of Incorporation to increase our capitalization. Net 1 received a fairness opinion from Stenton Leigh Capital Corporation in connection with the execution of the Common Stock Purchase Agreement with the Brait Consortium.

The relevant agreements relating to the various transactions are included with the Company’s registration statement filed with the Securities and Exchange Commission on February 2, 2004.

ITEM 7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

99.1	Common Stock Purchase Agreement dated as of January 30, 2004, between Net 1 UEPS Technologies, Inc. and SAPEF INTERNATIONAL G.P. Limited (or its nominees).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

DATED: February 6, 2004	By:	/s/ Claude Guerard

Claude Guerard, Chief Executive Officer